Exhibit 99.1

February 14, 2007

AMERIPATH, INC. ANNOUNCES EXPECTED OFFERING OF DEBT SECURITIES BY
AMERIPATH INTERMEDIATE HOLDINGS, INC.

FOR IMMEDIATE RELEASE:

Contact: David L. Redmond, President and Chief Financial Officer

Phone Number: (561) 712-6200

E-mail address: dredmond@ameripath.com

PALM BEACH GARDENS, FLORIDA — February 14 , 2007 — AmeriPath, Inc. (“AmeriPath”) today announced that AmeriPath Intermediate Holdings, Inc. (“Issuer”), the newly formed direct subsidiary of AmeriPath Holdings, Inc. and direct parent of AmeriPath, has issued $125.0 million aggregate principal amount of Senior Unsecured Floating Rate PIK Toggle Notes due 2014 (“Notes”).  The Notes are general unsecured obligations of the Issuer, and bear interest at a rate per annum, reset semi-annually, equal to (a) six-month LIBOR plus 5.25%, if the Issuer elects to pay interest in cash, or (b) six-month LIBOR plus 6.00% if the Issuer elects to pay interest in-kind by increasing the principal amount of the outstanding Notes. The Notes were issued and sold in a private offering to institutional investors pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

In connection with the issuance of the Notes, AmeriPath amended its senior secured credit facility to, among other things, allow for the issuance of the Notes and the net proceeds thereof to be used to repay outstanding loans under AmeriPath’s revolving loan facility, for general corporate purposes, including consummating various contemplated acquisitions, and to pay related fees and expenses.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The Issuers offered the notes in reliance upon exemptions from registration under the Securities Act of 1933 for an offer and sale of securities that did not involve a public offering. The securities have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.